Exhibit 99.2

September 25, 2012

Mr. Samuel J. Palmisano

c/o IBM

New Orchard Road

Armonk, New York 10504

Dear Sam:

Your retirement from IBM comes with much admiration and appreciation for your 39 years of distinguished service to IBM.  This letter describes certain terms of your retirement from the Company.

As is the case with all retirees, any benefits payable to you in connection with your retirement will be paid or made available in accordance with the applicable terms of the employee benefit plans of the Company in which you participate.  As with all employees and retirees, the Company maintains its right to amend, modify or terminate its benefit plans and programs at any time and from time to time or to change its interpretation of such benefit plans and programs.

1.              Role Change and Retirement.

(a)                                  In recognition of your wishes, you will no longer be Chairman of the Board of Directors of the Company effective October 1, 2012.  Beginning on that date, you also will no longer serve as an officer or director of the Company, and you will remain an employee of the Company as Senior Advisor until your retirement.  You will retire from the Company effective December 1, 2012 (“Retirement Date”).

(b)                                 Until your Retirement Date, your existing compensation and benefits eligibility under the Company’s programs, and the Company’s security practices for you, will remain unchanged.

2.              Long-Term Performance Plan Awards.

Pursuant to the terms and conditions of your outstanding Performance Share Unit Awards, your awards will continue to vest after separation of employment if certain criteria are met.

(a)                                  2010-2012 and 2011-2013 Performance Share Unit Awards.  As of the Retirement Date and with the Board of Directors’ approval, you will be deemed to have satisfied all criteria to be eligible for continued vesting of these awards, including being on the Performance Team; such awards shall continue to vest during the remainder of the applicable performance period.  These awards continue to be subject to all terms and conditions of each such award, including the terms and conditions for payout.

(b)                                 2012-2014 Performance Share Unit Award.  As of the Retirement Date and with the Board of Directors’ approval, you will be deemed to have satisfied all criteria to be eligible for continued vesting of this award, including being on the Performance Team and the one-year service requirement; such award shall continue to vest during the remainder of the performance period.  This award continues to be subject to all terms and conditions of such award, including the terms and conditions for payout.

3.              Office.

After your Retirement Date, the Company will provide you with a furnished office and one administrative assistant (consistent with past practice for retiring chief executive officers), until such time that you notify the Company that you no longer wish to maintain the office.

4.              Consulting/or Related IBM Business Services.

After your Retirement Date, the Company may request, from time to time, that you provide services to the Company, which services must be approved in advance by the Company’s Chairman, President and Chief Executive Officer (“Services”).  Any Services you provide will be as an independent contractor of the Company.

If you provide Services, the following terms shall govern:

•                  The fee for such Services would be $20,000 per day for each day on which you provide four or more hours of Services and $10,000 per day for each day that you provide less than four hours of Services;

•                  The Company shall reimburse you for any reasonable actual travel and other expenses incurred in connection with providing the Services, and you may, with the prior approval of the Chairman, President and Chief Executive Officer, travel on Company aircraft in the course of providing the Services; and

•                  The provision of Services by you shall not exceed 20% of the average level of services performed by you over the 36-month period immediately prior to your Retirement Date.

•                  Further, it is intended by the parties that this letter shall not further delay any payment to which you are entitled under an IBM employee benefit plan or agreement.

5.              Resolution of Disputes.

Any dispute, claim or controversy you have arising out of the terms set forth in this letter shall be resolved by the Chairman, President and Chief Executive Officer.  If you disagree with the decision rendered by the Chairman, President and Chief Executive Officer, then the Executive Committee of the Board shall make a final and binding decision with respect to such dispute, claim or controversy.

* * * * *

If you agree with the foregoing, please sign and date the enclosed copy of this letter in the space indicated below.

Sincerely,

/s/ J. Randall MacDonald
J. Randall MacDonald
Senior Vice President, Human Resources

Date: September 25, 2012

Accepted by and Agreed to:

/s/ Samuel J. Palmisano
Samuel J. Palmisano

Date: September 25, 2012